Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and Year End 2012 Financial Results

•	Company reports 16% sequential royalty revenue growth

•	Record quarterly and annual shipments of CEVA technology – 303 million units and 1.08 billion units, respectively

MOUNTAIN VIEW, Calif. – January 30, 2013 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, portable and consumer electronics markets, today announced its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012

Total revenue for the fourth quarter of 2012 was $13.0 million, a decrease of 19% compared to $16.0 million reported for the fourth quarter of 2011. Fourth quarter 2012 licensing revenue was $3.6 million, a 25% decrease when compared to $4.7 million reported for the fourth quarter of 2011. Royalty revenue for the fourth quarter of 2012 was $8.2 million, a decrease of 19% compared to $10.2 million reported for the fourth quarter of 2011. Other revenue for the fourth quarter of 2012 was $1.2 million, an increase of 12% when compared to $1.1 million reported for the fourth quarter of 2011, due to the licensing of development tools to a large customer in conjunction with a fourth quarter licensing agreement.

U.S. GAAP net income for the fourth quarter of 2012 was $2.8 million, a decrease of 43% over $4.9 million reported for the same period in 2011. U.S. GAAP diluted earnings per share for the fourth quarter of 2012 were $0.12, a decrease of 40% compared to $0.20 for the fourth quarter of 2011.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2012 were $4.3 million and $0.19, respectively, representing a decrease of 33% and 27%, respectively, over the $6.4 million and $0.26 reported for the fourth quarter of 2011. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2012 excluded an aggregate equity-based compensation expense, net of taxes, of $1.2 million, and $0.3 million related to transaction costs associated with the MIPS transaction, net of taxes. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2011 excluded an aggregate equity-based compensation expense, net of taxes, of $1.5 million.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “Fourth quarter shipments of products powered by our technology reached an overall record high of 303 million units, reflecting growth across every handset market segment. Our customers continue to gain traction in the low cost 3G smartphone space and the lucrative LTE smartphone market. Also, shipment volumes of CEVA-powered 2G handsets showed sequential growth, coupled with an improved mix of 2G smartphones as compared to feature phones.”

Mr. Wertheizer continued, “Overall, 2012 was a challenging year for both CEVA and the semiconductor industry, significantly more so than was originally anticipated. Our licensing revenue was weaker than initially expected, resulting from uncertainty in the macro environment and a prolonged decision-making process by licensees for next-generation products. Despite this, we managed to license our best-of-breed technologies to major strategic customers throughout the year. Importantly, these customers are fueling adoption of our products and laying the foundation that we expect will generate future royalty revenue growth. We maintained our DSP market share leadership in the handset market, and finished the year with record volume shipments of CEVA-powered devices of approximately 1.1 billion units. Looking forward, we are ideally positioned to leverage the ongoing market trends in handsets, specifically the transition to 3G and LTE smartphones in emerging and developed economies, and capitalize on our significant customer presence across the handset industry.”

During the fourth quarter of 2012, the Company concluded eight new license agreements. Five of the agreements were for CEVA DSP cores, platforms, and software and three agreements were for CEVA SATA/SAS technology. Target applications for customer deployment consisted of baseband processors, G.Fast wired modems, mobile audio and solid state drives. Geographically, two of the license agreements were in the US, one in Europe, and five in Asia, including Japan.

Full Year 2012 Review

Total revenue for 2012 was $53.7 million, a decrease of 11% compared to $60.2 million reported for 2011. Royalty revenue for 2012 was $32 million, representing a decrease of 12% compared to $36.4 million reported for 2011. Licensing revenue for 2012 was $18.2 million, a decrease of 10% compared to $20.2 million reported for 2011. Other revenue for the 2012 was $3.5 million, a decrease of 3% as compared to $3.6 million reported for 2011.

U.S. GAAP net income and diluted earnings per share for 2012 were $13.7 million and $0.59, respectively, a decrease of 26% and 23%, respectively, compared to $18.6 million and $0.77 reported for 2011.

Non-GAAP net income and diluted earnings per share for 2012 were $18.4 million and $0.79, respectively, representing a decrease of 22% and 19%, respectively, over the $23.5 million and $0.97 reported for 2011. Non-GAAP net income and diluted earnings per share for 2012 excluded an aggregate equity-based compensation expense, net of taxes, of $4.4 million and $0.3 million related to transaction costs associated with the MIPS transaction, net of taxes. Non-GAAP net income and diluted earnings per share for 2011 excluded an aggregate equity-based compensation expense, net of taxes, of $5.0 million.

Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Our fourth quarter results produced sequential revenue and EPS growth, reflecting improved shipments and royalty revenue for our products in the third quarter. On an annual basis, 2012 proved to be a transition year for CEVA, with our customers increasing their penetration of the 3G and LTE markets, which partially offset the ramp down of CEVA-powered legacy products at two OEMs and price erosion in the 2G segment. We continued to actively exercise our share repurchase program throughout the year, buying back approximately 1.5 million shares of our common stock at an average price of $18.33 per share for a total consideration of approximately $27.2 million, illustrating our conviction in CEVA’s long-term growth prospects. As of December 31, 2012, CEVA’s cash and cash equivalent balances, marketable securities and long term bank deposits were approximately $158 million.”

CEVA Conference Call

On January 30, 2013, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2012.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-800-860-2442 (Access Code: CEVA)

•	International Participants: Dial +1-412-858-4600 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=91523. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10023357) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 07, 2013. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (vision, imaging and HD audio), voice processing, Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2012, CEVA’s IP was shipped in more than 1 billion devices, powering smartphones from many of the world’s leading OEMs, including HTC, Huawei, LG, Nokia, Motorola, Samsung, Sony, TCL and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about CEVA’s royalty revenue growth prospects, the adoption of CEVA products and CEVA’s ideal position to leverage the ongoing market trends in handsets, and Mr. Arieli’s statements about CEVA’s long term growth prospects and CEVA’s stock buyback activities reflecting such prospects. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing	$3,555	$4,711	$18,248	$20,239
Royalties	8,203	10,159	31,950	36,403
Other revenues	1,209	1,082	3,479	3,597

Total revenues	12,967	15,952	53,677	60,239

Cost of revenues	1,025	924	3,952	3,559

Gross profit	11,942	15,028	49,725	56,680

Operating expenses:
Research and development, net	4,695	5,730	20,243	21,543
Sales and marketing	2,603	2,287	9,231	8,937
General and administrative	2,226	2,096	7,884	7,639

Total operating expenses	9,524	10,113	37,358	38,119

Operating income	2,418	4,915	12,367	18,561
Financial income, net	727	873	3,380	2,909

Income before taxes on income	3,145	5,788	15,747	21,470
Taxes on income	390	935	2,062	2,908

Net income	$2,755	$4,853	$13,685	$18,562

Basic earnings per share	$0.12	$0.21	$0.60	$0.80
Diluted earnings per share	$0.12	$0.20	$0.59	$0.77
Weighted-average number of Common Stock used in computation of earnings per share (in thousands):
Basic	22,300	23,491	22,798	23,173
Diluted	22,737	24,293	23,357	24,153

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	2,755	4,853	13,685	18,562
Equity-based compensation expense included in cost of revenue	64	68	241	239
Equity-based compensation expense included in research and development expenses	483	562	1,810	1,934
Equity-based compensation expense included in sales and marketing expenses	313	347	1,036	1,094
Equity-based compensation expense included in general and administrative expenses	535	641	1,996	1,891
Taxes on income (benefit)	(277)	(106)	(827)	(204)
MIPS transaction costs	415 (1)	—	415 (1)	—

Non-GAAP net income	4,288	6,365	18,356	23,516

GAAP weighted-average number of Common Stock used in computation of diluted earnings per share (in thousands)	22,737	24,293	23,357	24,153
Weighted-average number of shares related to outstanding options	2	9	4	16

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding equity-based compensation expense and tax and transaction costs (in thousands)	22,739	24,302	23,361	24,169
GAAP diluted earnings per share	$0.12	$0.20	$0.59	$0.77
Equity-based compensation expense	$0.06	$0.07	$0.22	$0.21
Taxes on income (benefit)	$(0.01)	$(0.01)	$(0.04)	$(0.01)
MIPS transaction costs	$0.02		$0.02

Non-GAAP diluted earnings per share	$0.19	$0.26	$0.79	$0.97

(1)	Results for the three months and for the year ended December 31, 2012 included transaction costs associated with the MIPS transaction of $0.4.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31, 2012	December 31, 2011 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$18,422	$14,954
Marketable securities and short term bank deposits	116,572	124,458
Trade receivables, net	6,232	5,116
Deferred tax assets	2,065	2,248
Prepaid expenses and other accounts receivables	2,361	2,320

Total current assets	145,652	149,096

Long-term investments:
Long term bank deposits	23,050	25,106
Severance pay fund	6,130	5,473
Deferred tax assets	1,178	832
Property and equipment, net	1,392	1,235
Goodwill	36,498	36,498
Investment in other companies	2,433	900

Total assets	$216,333	$219,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,176	$580
Deferred revenues	865	1,074
Accrued expenses and other payables	10,240	10,124
Taxes payable	1,626	545
Deferred tax liabilities	200	290

Total current liabilities	14,107	12,613
Accrued severance pay	6,158	5,607

Total liabilities	20,265	18,220

Stockholders’ equity:
Common Stock:	22	24
Additional paid in-capital	198,495	191,945
Treasury Stock	(25,694)	—
Accumulated other comprehensive income (loss)	360	(901)
Retained earnings	22,885	9,852

Total stockholders’ equity	196,068	200,920

Total liabilities and stockholders’ equity	$216,333	$219,140

(*)	Derived from audited financial statements